Exhibit 99.1

Federal Trust Corporation Announces 2005 Third Quarter Earnings

          SANFORD, Fla., Oct. 28 /PRNewswire-FirstCall/ -- James V. Suskiewich, Chairman, Chief Executive Officer and President of Federal Trust Corporation, announced today that 2005 third quarter earnings were down slightly from 2004. Net earnings for the third quarter were $884,000, compared to $954,000 in earnings for the third quarter of 2004. On a per share basis, third quarter earnings were $.11 per basic and diluted share, compared to $.13 per basic and diluted share for the third quarter of 2004.  Year-to-date earnings for 2005, however, increased 26% to $3.3 million, from $2.6 million for the same period in 2004.

          The decrease in earnings for the current quarter was primarily the result of a non-recurring $421,000 adjustment to interest income, which reduced net earnings by $.03 per share for third quarter of 2005.  The adjustment relates to interest recognized on various pools of loans purchased over the past few years, which are serviced by the financial institution that sold us the loans. Our monthly interest accruals are based on the due dates reported to us from the various financial institutions.  In a number of cases we discovered that the reported due dates were not correct and the accrued interest was overstated.  This additional income had been recorded in the period when each pool was originally purchased.  Management has determined that the effect on individual prior periods was not significant and therefore did not consider it necessary to restate prior period earnings, electing to record the entire adjustment in the 2005 third quarter.

          Chairman and CEO, Suskiewich stated, “Even though we are highly regulated, examined and audited, our staff, through a self-monitoring process, discovered and corrected this error.  As we move forward, it is critical that systems and controls are in place to accurately report our financial results and we have made the necessary corrections to our loan accrual procedures to prevent a recurrence.”

          Mr. Suskiewich went on to say that, “The year 2005 in the financial services industry will be remembered for the rising short-term interest rates and flat yield curve.  The upward pressure on short-term rates has also affected our performance in 2005, as rates paid on deposits have risen faster than the yields on our mortgage loan portfolio.  As a result, our net interest margin decreased from 2.79% for the first nine months of 2004 to 2.27% for the same period in 2005.  Over the past year we have been adjusting our asset and liability mix and maturities in light of the steady increase in short-term rates.  For the first nine months of 2005, we added $141 million in prime rate sensitive loans and $66 million of six-month adjustable rate residential loans to our portfolio.  The addition of these shorter-term adjustable-rate loans will increase our loan portfolio yield and help offset the cost of further increases in our deposit rates.  Also during 2005, we have intensified our marketing efforts to solicit lower-cost deposit products in our Central Florida market area and have continued to focus on controlling non-interest expenses, which decreased 5% in the third quarter of 2005 from the same period in 2004.”

          At September 30, 2005:

*	Total assets were $718 million, an increase of $172 million, or 32% from September 30, 2004;

*	Stockholders’ equity at the end of the third quarter of 2005 was $43 million, up 11% from the third quarter of 2004; and

*	Book value per share was $5.24 at September 30, 2005, compared to $4.90 at the end of September 2004.

          Federal Trust’s common stock is traded on the American Stock Exchange under the symbol “FDT.” At October 27, 2005, the closing price was $10.52 per share.

          Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $713 million federally-chartered, FDIC-insured savings bank, and Federal Trust Mortgage Company, a Florida corporation, established to make fixed and adjustable mortgage loans for sale in the secondary market. Federal Trust Bank operates from six full-service offices in Sanford, Winter Park, Casselberry, New Smyrna Beach, Deltona, and Orange City, Florida. The Company’s Executive and Administrative Offices and the headquarters for Federal Trust Mortgage Company are located in Sanford, Florida.

          The following information is in thousands except per share data.

	At Quarter End

	September 30, 2005	September 30, 2004	% Change

Total assets	$717,815	$545,825	32%
Investment securities	47,196	34,687	36%
Loans	624,119	473,086	32%
Deposits	449,219	360,635	25%
Shareholders’ equity	43,268	38,852	11%
Book value per share	$5.24	$4.90	7%

	Three Months Ended

	September 30, 2005	September 30, 2004	% Change

Interest income	$8,411	$6,088	38%
Interest expense	5,195	2,713	91%
Net interest income	3,216	3,375	-5%
Provision for loan losses	200	150	33%
Non-interest income	647	680	-5%
Non-interest expenses	2,327	2,460	-5%
Provision for income taxes	452	491	-8%
Net earnings	884	954	-7%
Earnings per share-basic	$.11	$.13	-15%
Earnings per share-fully diluted	$.11	$.13	-15%
Average common shares
Outstanding - basic	8,217	7,322	12%
Average common shares
Outstanding - diluted	8,352	7,486	12%
Return on average assets	0.51%	0.72%	-29%
Return on average equity	8.61%	11.52%	-25%
Net interest margin	1.97%	2.70%	-27%

	Nine Months Ended

	September 30, 2005	September 30, 2004	% Change

Interest income	$23,882	$17,472	37%
Interest expense	13,337	7,623	75%
Net interest income	10,545	9,849	7%
Provision for loan losses	500	850	-41%
Non-interest income	2,079	1,965	6%
Non-interest expenses	7,091	7,075	0%
Provision for income taxes	1,763	1,287	37%
Net earnings	3,270	2,602	26%
Earnings per share-basic	$.41	$.38	8%
Earnings per share-fully diluted	$.40	$.37	8%
Average common shares
Outstanding - basic	8,057	6,797	19%
Average common shares
Outstanding - diluted	8,176	6,959	17%
Return on average assets	0.67%	0.69%	-3%
Return on average equity	10.68%	11.97%	-11%
Net interest margin	2.27%	2.79%	-19%

          This Press Release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Federal Trust Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions and related actions by the United States military abroad adversely affect the Company’s businesses and economic conditions as a whole; 5) changes in the interest rate environment reduce interest margins and impact funding sources; 6) changes in market rates and prices adversely impact the value of financial products and assets; 7) legislation or regulatory environments, requirements or changes adversely affect businesses in which the company is engaged; 8) litigation and regulatory liabilities, including costs, expenses, settlements and judgments, adversely affect the company or its businesses, and; 9) decisions to downsize, sell or close units or otherwise change the business mix of the Company. For further information regarding Federal Trust Corporation, please read the Federal Trust Corporation reports filed with the SEC and available at http://www.sec.gov.

          Press Releases and other information about Federal Trust Corporation can be found on PR Newswire at http://www.prnewswire.com

          For more information, contact: Marcia Zdanys,
                                                            Corporate Secretary/Investor Relations
                                                            (407) 323-1833

SOURCE  Federal Trust Corporation
           -0-                                                  10/28/2005
           /CONTACT:     Marcia Zdanys, Corporate Secretary-Investor Relations, +1-407-323-1833/
           /Photo:  http://www.newscom.com/cgi-bin/prnh/19990513/FDTRLOGO /
           /Web site:  http://www.federaltrust.com /
           (FDT)